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Exhibit 99(l)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522

(212) 735-3000

March 29, 2005

BlackRock Health Sciences Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

    Re:
    BlackRock Health Sciences Trust
    Registration Statement on Form N-2

Ladies and Gentlemen:

        We have acted as special counsel to BlackRock Health Sciences Trust, a statutory trust created under the Delaware Statutory Trust Act (the "Trust"), in connection with the issuance and sale by the Trust of up to 425,000 shares (including shares subject to an over-allotment option) of the Trust's common shares of beneficial interest, par value $.001 per share (the "Common Shares").

        This opinion is being furnished in accordance with the requirements of Exhibit L of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, dated January 21, 2005, as filed with the Securities and Exchange Commission (the "Commission") on January 21, 2005, (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-122225 and 811-21702), as filed with the Commission on January 21, 2005, and as amended by Pre-Effective Amendment No. 1 thereto on February 28, 2005, and Pre-Effective Amendment No. 2 thereto on March 25, 2005, under the 1933 Act and the 1940 Act (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement"); (iii) the Registration Statement of the Trust on Form N-2 as filed with the Commission on March 29, 2005, deemed effective automatically upon filing pursuant to Rule 462(b) under the 1933 Act (such Registration Statement being hereinafter referred to as the "Supplemental Registration Statement"); (iv) the form of the Purchase Agreement (the "Purchase Agreement") proposed to be entered into between the Trust, as issuer, BlackRock Advisors, Inc., as investment adviser to the Trust, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc. and Wachovia Capital Markets LLC, as representatives of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (v) a specimen certificate representing the Common Shares; (vi) the Certificate of Trust, as filed with the Secretary of State of the State of Delaware on January 19, 2005 (the "Declaration"); (vii) the By-Laws of the Trust, as currently in effect; and (viii) certain resolutions adopted by the Board of Trustees of the Trust relating to the creation, issuance and sale of the Common Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Purchase Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing the Common Shares will conform to the specimen examined by us and will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

        In rendering the opinion set forth below, we have assumed that any Common Shares issued to a Principal Shareholder (as that term is defined in Section 11.7 of the Declaration) will be issued in compliance with Section 11.7 of the Declaration.

        Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

        Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement becomes effective under the 1933 Act and the 1940 Act; (ii) the Purchase Agreement has been duly executed and delivered; and (iii) certificates representing the Common Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Shares as contemplated by the Purchase Agreement, the issuance and sale of the Common Shares will have been duly authorized, and the Common Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Declaration).

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Supplemental Registration Statement. We also consent to the reference to our firm under the caption "Legal Opinions" in the Supplemental Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                      Very truly yours,

                      /s/ Skadden, Arps, Slate, Meagher & Flom LLP

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SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK, NY 10036-6522 (212) 735-3000 March 29, 2005